Exhibit 99.1

New Jersey Mining Completes Reverse Stock Split and Name Change to Idaho Strategic Resources, Inc.

COEUR D'ALENE, Idaho, December 6, 2021 (ACCESSWIRE) -- New Jersey Mining Company (OTCQB: NJMCD) (“NJMC” or the “Company”) is pleased to announce it has completed the FINRA corporate actions and steps required to effect the reverse stock split of its common stock at a ratio of 1-for-14, as previously approved by shareholders. The Company also received approval to change its name to Idaho Strategic Resources, Inc., also approved by shareholders. The Company’s stock will begin trading on a post-split basis and under the new name of Idaho Strategic Resources, Inc. at the open of trading on December 6, 2021. Idaho Strategic Resources will continue to trade on the OTCQB under the symbol NJMCD for a period of 20 days following the Effective Date. Following the 20-day period the symbol will automatically revert to NJMC.

NJMC CEO and President John Swallow stated, “We continue advancing on a number of fronts – corporate, operations, personnel, exploration, etc. The FINRA approval was required to change our name and continue with up-listing to the NYSE American, and the next steps are underway. In addition to gold and real estate as historically recognized stores of value, we feel our domestic rare earth element (and associated energy) positioning provides stakeholders with a desirable early-stage risk/reward scenario. The anticipated supply/demand profiles in these nascent yet vital industries are adding to what is already a very exciting time for our company.”

At the effective time of the reverse stock split, every fourteen (14) shares of New Jersey Mining Company’s issued and outstanding common stock will be automatically converted into one (1) issued and outstanding share of Idaho Strategic Resources, Inc. common stock, without any change in the par value per share.

Shareholders holding shares through a brokerage account will have their shares automatically adjusted to reflect the reverse stock split and name change. No fractional interest in a share of common stock will be deliverable upon the effectiveness of the reverse stock split. All shares of common stock (including fractions thereof) held by a holder immediately prior to the reverse stock split will be aggregated for purposes of determining whether the reverse stock split would result in a fractional share. Any fractional share resulting from such aggregation of common stock as of the reverse stock split will be rounded up and converted to the nearest whole share of common stock. The reverse stock split will reduce the number of shares of Idaho Strategic Resources common stock outstanding from approximately 150.6 million shares, based on the Company’s shares outstanding as of December 6, 2021, to approximately 10.7 million shares.

Idaho Strategic Resources, Inc.     •     201 N. 3rd Street     •     Coeur d’Alene, Idaho 83814

About Idaho Strategic Resources, Inc.

Headquartered in North Idaho, Idaho Strategic Resources, Inc. is the rare example of a vertically integrated, operating junior mining company. Idaho Strategic Resources produces gold at the Golden Chest Mine and has consolidated the Murray Gold Belt (MGB) for the first time in over 100-years. The MGB is an overlooked gold producing region within the Coeur d’Alene Mining District, located north of the prolific Silver Valley. In addition to gold and gold production, the Company maintains a strategic and domestic presence in the Critical Minerals sector and is focused on advancing its officially recognized Diamond Creek and Roberts Rare Earth Element projects in central Idaho. Idaho Strategic Resources is one of the few companies possessing the combination of officially recognized U.S. based domestic rare earth element properties (in Idaho) and Idaho-based gold production in an established mining community.

Idaho Strategic Resources possesses the in-house skillsets of a much larger company, from early-stage exploration and core drilling to mine development and production, including the design and operation of the New Jersey mill – all while enjoying the flexibility of a smaller and more entrepreneurial corporate structure. Its production-based strategy, by design, provides the flexibility to advance the Murray Gold Belt and/or its Critical Minerals holdings on its own or possibly with a strategic partner in a manner that is consistent with its existing philosophy and culture.

Idaho Strategic Resources has established a high-quality, early to advanced-stage asset base in four historic mining districts of Idaho and Montana, which includes the currently producing Golden Chest Mine. Management is stakeholder focused and owns approximately 15-percent of NJMC common stock.

For more information on Idaho Strategic Resources go to www.newjerseymining.com or call:

Monique Hayes, Corporate Secretary/Investor Relations

Email: monique@newjerseymining.com

(208) 625-9001

Forward Looking Statements

This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended that are intended to be covered by the safe harbor created by such sections. Such statements are based on good faith assumptions that Idaho Strategic Resources believes are reasonable, but which are subject to a wide range of uncertainties and business risks that could cause actual results to differ materially from future results expressed, projected, or implied by such forward-looking statements. Such factors include, among others: the Company will meet all of the requirements for the NYSE American Exchange and and be approved for listing, the impact of supply chain risks and expanding needs of operations as inventory increases; an increased risk associated with production activities occurring without completion of a feasibility study of mineral reserves demonstrating economic and technical viability; environmental hazards, industrial accidents, weather or geologically related conditions;    changes in the market prices of gold and silver and the potential impact on revenues from changes in the market price of gold and cash costs; a sustained lower price environment; risks relating to widespread epidemics or pandemic outbreaks including the COVID-19 pandemic; the potential impact of COVID-19 on our workforce, suppliers and other essential resources, including our ability to access goods and supplies, the ability to transport our products and maintain employee productivity; the risks in connection with the operations, cash flow and results of the Company relating to the unknown duration and impact of the COVID-19 pandemic; as well as other uncertainties and risk factors. Actual results, developments and timetables could vary significantly from the estimates presented. Readers are cautioned not to put undue reliance on forward-looking statements. Idaho Strategic Resources disclaims any intent or obligation to update publicly such forward-looking statements, as the result of new information, future events or otherwise.

Idaho Strategic Resources, Inc.     •     201 N. 3rd Street     •     Coeur d’Alene, Idaho 83814